Registration No. 2-77623

              SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549

               POST-EFFECTIVE AMENDMENT NO. 6
                          FORM S-8
                REGISTRATION STATEMENT UNDER
                 THE SECURITIES ACT OF 1933

                       AYDIN CORPORATION
    (Exact name of issuer as specified in its charter)

      Delaware                                23-1686808
(State or other jurisdiction of           (I.R.S. Employer
incorporation or organization)             Identification No.)

700 Dresher Road
Horsham, PA                                       19044
(Address of Principal Executive Offices)        (Zip Code)

        1980 Executive Non-Qualified Stock Option Plan,
                1981 Incentive Stock Option Plan
                             and
            Individual Non-Qualified Stock Options
                 __________________________
                  (Full title of the plan)

                Robert A. Clancy, Secretary
                     AYDIN CORPORATION
                     700 Dresher Road
                     Horsham, PA 19044
                       215-657-7510
(Name and address and telephone number of agent for service)
             ________________________________
                         Copy to:
                 John W. Kauffman, Esquire
                 Duane, Morris & Heckscher
                     One Liberty Place
                Philadelphia, PA 19103-7396
                       215-979-1000

     On May 20, 1982, Aydin Corporation (the "Registrant") filed Registration Statement No. 2-77623 on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission relating to the sale of up to an aggregate of 132,000 shares of Registrant's Common Stock, $1.00 par value (the "Shares") of which 10,750 Shares were issuable for options granted under Registrant's 1980 Executive Non-Qualified Stock Option Plan (the "1980 Plan"); 100,000 Shares were issuable for options granted and to be granted under the Registrant's 1981 Incentive Stock Option Plan (the "1981 Plan"); and 21,250 Shares were issuable under two Individual Non-Qualified Stock Options (the "Individual Options") granted by the Registrant.

     As a result of a 4-for-3 stock split, record date
August 17, 1982, the Shares reserved for the 1980 Plan were increased by 3,583 shares; the Shares reserved for the 1981 Plan were increased by 33,333 shares; and the Shares reserved for the Individual Options were increased by 7,083 shares.

     As of May 5, 1986, the last of the Individual Options expired with 5,667 Shares remaining unsold.

     As a result of a 3-for-2 stock split, record date
November 28, 1988, the Shares reserved for the 1980 Plan were increased by 3,519 shares and the Shares reserved for the 1981
Plan were increased by 30,631 shares.

     The 1980 Plan has expired and all options granted under the 1980 Plan have been exercised, expired or cancelled, leaving 3,057 Shares unsold. The 1981 Plan has expired and all options granted under the 1981 Plan have been exercised, expired or cancelled, leaving 17,163 Shares unsold. Therefore, the Registrant hereby deregisters under the Registration Statement an aggregate of 25,887 Shares issuable under the 1980 Plan, the 1981 Plan and the Individual Options.

                            SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the resistrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Horsham, Commonwealth of Pennsylvania, on this 1st day of May, 1998.

                        AYDIN CORPORATION


                        By: /s/ Robert A. Clancy
                            Robert A. Clancy, Secretary

    Pursuant to the requirements of the Securities Exchange
Act of 1934, this regisration statement has been signed below by the following persons in the capacities and on the date indicated.


/s/ I. Gary Bard                    Dated: May 1, 1998
I. Gary Bard
Chairman of the Board of Directors
and Chief Executive Officer


/s/ John F. Vanderslice             Dated: May 1, 1998
John F. Vanderslice
President, Chief Operating
Officer and Director


/s/ James R. Henderson              Dated: May 1, 1998
James R. Henderson
Vice President, Treasurer
Chief Financial Officer

/s/ Herbert Welber                  Dated: May 1, 1998
Herbert Welber
Controller and Assistant Treasurer
(Principal Accounting Officer)

/s/ Ira Brind                       Dated: May 1, 1998
Ira Brind
Director

/s/ Nev A. Gokcen                   Dated: May 1, 1998
Nev A. Gokcen
Director

/s/ Gary Mozenter                   Dated: May 1, 1998
Gary Mozenter
Director

/s/ Harry D. Train, II              Dated: May 1, 1998
Harry D. Train, II
Director